CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                  ---------------------------------------------

         As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated February 7, 1997 (except with respect to the matters discussed in Notes Eight and Eighteen [to the consolidated financial statements], as to which the dates are April 25, 1997 and March 4, 1997, respectively), included in the Carrington Laboratories, Inc. Form 10-K for the year ended December 31, 1996, and to all references to our firm included in this Registration Statement. We also consent to the application of our report to Item 6, "Selected Consolidated Financial Data," included in the Carrington Laboratories, Inc., Form 10-K/A for the year ended December 31, 1996.



   Arthur Anderson LLP
   Dallas, Texas
   May 1, 1997
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